EXHIBIT 99.1

Valley Financial Corporation

____________________________________________________________________________

FOR RELEASE 4:00 p.m. May 1, 2009

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES REDUCTION IN SEMI-ANNUAL DIVIDEND TO $0.04 PER SHARE

ROANOKE, VIRGINIA. May 1, 2009 -- Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today that the Board of Directors reduced the Company’s semi-annual common stock dividend from $0.07 to $0.04 per share, effective for the dividend payable July 1, 2009 to shareholders of record on June 1, 2009. The Board anticipates maintaining this level for 2009, and would hope to return dividend rates to a normalized level in 2010 as market conditions improve. This action will enable the Company to retain an additional $281,000 in common equity for 2009.

Ellis L. Gutshall, President and CEO, stated, “This is the first reduction in the dividend that the Company has made since it started paying dividends in July 2004, and it was truly an agonizing decision. However, considering the current state of the economy, the Board of Directors felt it was prudent and responsible to take this action as one of several capital preservation initiatives being undertaken. In conjunction with the dividend reduction, the Board also voted to rescind the 5% board and committee fee increase that was implemented for 2009. Earlier this year, the executive management team voluntarily deferred their 5% salary increases for 2009 until such time that market conditions improve.”

“Furthermore, it is important to note that the Board’s dividend action is not directly related to our participation in the U.S. Treasury’s Capital Purchase Program, which was established by the U.S. Treasury to attract participation by healthy financial institutions to help stabilize the financial system and increase lending for the benefit of the U.S. economy. We have made approximately $33 million in additional loans and have paid and accrued preferred dividends totaling $243,000 subsequent to the issuance of the preferred stock to the U.S. Treasury last December under this program. However, the decision to preserve our common equity through restricting our dividend does help position our Company to repay this investment as soon as is prudent and still maintain a strong capital position,” Gutshall added.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.